As Filed with the Securities and Exchange Commission on January 12 , 2000
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       INET TECHNOLOGY GROUP INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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                FLORIDA                                  7389                               59-3613365
    (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL              (IRS EMPLOYER NUMBER)
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)
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

                          326 GREEN ACRES ROAD, SUITE A
                           FT. WALTON BEACH, FL 32547
                                 (850) 862-1668

       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ROBERT C. HACKNEY, ESQ.
                             HACKNEY & MILLER, P.A.
                           ADMIRALTY OFFICE TOWER TWO
                          4400 PGA BOULEVARD, SUITE 505
                          PALM BEACH GARDENS, FL 33410
                                 (561) 627-0677

       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                           CODE, OF AGENT FOR SERVICE)

                 COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:

                             ROBERT C. HACKNEY, ESQ.
                              JOEL M. MCTAGUE, ESQ.
                             HACKNEY & MILLER, P.A.
                           ADMIRALTY OFFICE TOWER TWO
                          4400 PGA BOULEVARD, SUITE 505
                          PALM BEACH GARDENS, FL 33410
                                 (561) 627-0677

================================================================================

        Approximate date of commencement of proposed sale to the public:

   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number or the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

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TITLE OF EACH CLASS OF         AMOUNT TO BE REGISTERED      PROPOSED MAXIMUM OFFERING    PROPOSED                AMOUNT OF
SECURITIES TO BE REGISTERED                                 PRICE PER SHARE              MAXIMUM DOLLAR AMOUNT   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                   2,000,000                    $12.50                       $25,000,000             $6,600
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
(1) Registration fee enclosed herewith. Estimated solely for purposes of calculating the registration fee under Rule 457 (f).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

PROSPECTUS (SUBJECT TO COMPLETION)

Issued January 12, 2000

2,000,000 SHARES

                       iNet TECHNOLOGY GROUP INCORPORATED
                                  COMMON STOCK

iNet Technology Group Incorporated, a Florida corporation (the "Company"), has registered 2,000,000 shares of its Common Stock (the "Common Stock"), which may from time to time be offered by this Prospectus principally in connection with the acquisition, directly or indirectly, of entities. Such shares may be issued in exchange for the shares of capital stock (by merger or otherwise), partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, or in exchange for assets used in or related to the business of such entities. The terms of the offers will be determined through exchange offers to stockholders. Underwriting discounts or commissions will generally not be paid by the Company. Under some circumstances, however, the Company may issue shares of Common Stock covered by this Prospectus to pay brokers' commissions incurred in connection with acquisitions.

The Company has filed a Registration Statement on Form S-4 (including all amendments and documents incorporated by reference, the "Registration Statement"), under the Securities Act of 1933, as amended ("the Securities Act"), with the Securities and Exchange Commission (the "SEC") covering up to 2,000,000 shares of the Common Stock offered hereby. This Prospectus does not cover any resale of Common Stock, and no person is authorized to make use of this Prospectus in connection with any such resale or distribution.

        AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE
               OF RISK - SEE "RISK FACTORS" BEGINNING ON PAGE 13

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THIS ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January ___, 2000

                              AVAILABLE INFORMATION

The Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, as well as at the following SEC Regional Offices: Seven World Trade Center, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549.

The Company has filed the Registration Statement under the Securities Act covering the securities described herein. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the SEC at 450 Fifth Street, NW, Washington, DC, 20549, and copies of which may be obtained from the SEC at prescribed rates.

The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC. The address of such site is http://www.sec.gov.

                           FORWARD LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference contain forward-looking statements based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. All statements, trends, analyses and other information contained in this Prospectus relative to trends in net sales, gross margin, anticipated expense levels and liquidity and capital resources, as well as other statements including, but not limited to, words such as "anticipate," "believe," "plan," "estimate," "expect," "seek" and "intend," and other similar expressions, constitute forward-looking statements. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those anticipated or expressed in such statements. Potential risks and uncertainties include, among others, those set forth herein under "Risk Factors." Particular attention should be paid to the cautionary statements involving the Company's limited operating history, the unpredictability of its future revenues, the unpredictable and evolving nature of its business model, the intensely competitive internet service industry and the risks associated with capacity constraints, systems development, management of growth, acquisitions, any new products and international or domestic business expansion. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers, however, should carefully review the factors set forth in other reports or documents that the Company will file with the SEC from time to time.

                             DESCRIPTION OF BUSINESS

THE COMPANY

iNet Technology Group Incorporated "iNet" is the parent company for an integrated family of companies devoted to providing services through the power and worldwide reach of the Internet. Using its anticipated position as a publicly traded firm on the NASDAQ exchange, iNet is geared to acquire and to reengineer the business activities of smaller companies that have not yet begun to utilize or exploit the power of the World Wide Web to grow their sales and revenues. Using the expertise and entrepreneurial skills of its Board of Directors, the Company serves as the creative force in identifying and implementing emerging Internet technology so as to integrate and direct marketing and sales efforts to the global community.

Currently, iNet is a closely held company that began operations in November, 1999. It is in the business of acquiring and/or merging existing and start-up companies and introducing them to the power and dynamics of the Internet in order to further their business objectives. In November, 1999, the Company acquired 100% ownership of MindLoft Consulting, Inc. (MindLoft) and

Technology Recruiters, Inc. (TRI), two alternative staffing companies, and a new corporation known as iRIMS.net Incorporated (iRIMS). Initially, iNet will be guided by a Board of Directors consisting of three charter members: Malcolm Roy, President of iNet and CEO of both MindLoft and TRI; Roger Glenn Brown, Ph.D., Founder and President of .COMDAQ, a firm developing approaches to funding technological companies; and Alex Brunner, President of Blue Water Systems and ScreenScan Systems.

iNet presently owns three subsidiary companies that provide services to the Alternative Staffing industry:

MINDLOFT CONSULTING, INC. (MINDLOFT)

Formed originally in December, 1996, and doing business under the name of Technology Consultants, Inc., MindLoft provides both recruiting and consulting to a vertical niche in the IT industry consisting of end-user companies utilizing systems and suites developed and sold by JD Edwards & Company. MindLoft began with one recruiter in a home office in Dallas, Texas, but later relocated its operations and main office to Fort Walton Beach, Florida, to take advantage of the excellent pool of skilled IT professionals who were retired from the Military early enough in life to begin a second career. Also, MindLoft began an aggressive marketing campaign to promote both its recruiting and contract services to JD Edwards end-users in Canada and the Uunited States, and in 1998 constructed a site on the World Wide Web (www.mindloft.com) to attract both prospective IT job seekers and consultants. By the end of that year, the Company had a client list of nearly 100 end-users throughout North America. In January, 1999, MindLoft spun off the recruiting services branch as a separate company, Technology Recruiters, Inc., which, in July of that year, formally began operations apart from MindLoft under the leadership of a new Managing Director. MindLoft ended its third year of operations on June 30, 1999, with this line of business having sales revenues of more than $1.3 million and is projected to achieve $50 million in revenues by the end of FY 2003.

TECHNOLOGY RECRUITERS, INC. (TRI)

Although recruiting operations had been conducted under the MindLoft banner for the previous 12 months, TRI experienced a period of rapid expansion in Q4 of FY 1998, a trend that is accelerating at this time. The Company began its rapid growth in April, 1999, under the direction of a newly hired Managing Director, and over a sixty-day period, more than doubled its staff and over five months increased revenues by nearly 100%. As a separate entity, it continued to specialize in recruiting trained and skilled IT professionals for placement as direct-hire employees at JD Edwards end-user facilities throughout Canada and the United States. TRI's line of business achieved sales revenues of $322,251 in FY 1998, which ended June 30, 1999, and is projected to reach $31.5 million by the end of FY 2003. Significant growth occurred after TRI launched its web site www.jdejobs.com.

IRIMS.NET INCORPORATED (IRIMS)

iRIMS is a start up Internet site development and support firm that has been operating within MindLoft since July, 1999. The latter Company hired a Web site developer initially to establish an

Internet marketing site for MindLoft and a recruitment and job-posting site for TRI with a sophisticated database management system linked to it for processing resumes and company clients. In October, 1999, corporate management decided to spin the Web site development capability off as a separate company, iRIMS.net Incorporated, and followed by identifying its product offering by the same name, Internet Recruiting Information Management Systems or iRIMS, for the purpose of offering sophisticated Web services to recruiting companies in general. The new Company's services include custom designing Web sites for clients, maintaining the site and the database linked to it, and conducting online searches of the resumes and job requisitions stored there. Clients can choose to have their site housed on iRIMS' servers and can select several fee payment options. iRIMS has been staffed and in operation by the beginning of Q2 of FY 1999.

INDUSTRY OVERVIEW

If the 1970's and 80's were the age of the computer, the 90's have been the age of the Internet. In 1988-1989 there were no more than 5,000 users of the Web, as indicated by the number of domain names assigned at that time. By 1995, according to figures produced by Network Solutions, Inc., there were 100,000
 .com names registered and four short years later the number had risen to 5.3 million. The dramatic change is in part due to the development of powerful programming languages that could handle both text and graphics/objects, but the greatest factor was the availability of bandwidth to carry the data online. The periodic auctioning of bandwidth licenses by the federal government permitted Internet companies such as America Online (AOL), CompuServe, Yahoo, AltaVista and a myriad of others to vastly increase the types and quality of services they provided to their subscribers. In conjunction with this development, browser capabilities were augmented greatly by the introduction of new routers, the devices made largely by Cisco Systems, to carry and direct the digital signals.

Where once the Web was mainly a tool for transmitting messages from point to point, it has now become an important medium for accessing information, marketing products and services and conducting business. It is not unusual for IT professionals to perform complex coding tasks and systems analyses over the Web thousands of miles from the location of the server or mainframe. Investors can view and trade in securities, and consumers can purchase items ranging from books and records to automobiles and houses online. Scientists and businessmen have also benefited from the new technology through the ability to conduct meetings in real time and gather data through the Web linkages to all parts of the globe, a capability that is made possible through the development of an extensive satellite communications system. It is becoming possible to access the Internet via telephone, laptop or and palm-held computer from virtually any place in the world and receive voice, text or pictorial transmissions instantaneously.

Alternate staffing and personnel placement industries have gravitated to the Web in recent years and today are greatly dependent on the use of Internet based job bulletin boards and Web accessed databases. A recent industry survey identified more than 2,500 such sites in 1999, and more appear every day. Information Technology professionals are especially prone to search for jobs on the Internet and even post their own Web pages to advertise their skills. A recent survey revealed that today there are 800 million Internet sites, many of which consist of multiple pages. In fact, there are so many sites that even the largest browsers can access only 15% - 20% of them. Although new and better routers are coming online everyday, the capacity to utilize fully the benefits and resources provided by the World Wide Web has not yet been developed.

Businesses that have been relatively slow to jump on the Internet bandwagon are now rapidly making up for lost time. With improved security for money transaction consumers are less leery of buying products and services online, and the E-commerce industry is growing at a rapid rate. The capability for businesses to operate or manage their activities has also improved through the development of powerful data management and data warehousing tools such as Metadata and Extensible Markup Language (XML) that allow the interfacing of disparate systems in companies thousands of mile apart. A more recent development is Corporate Portals or Enterprise Information Portals (EIPs) that enable the often-dissimilar computer systems of many companies to access the same database through a single interface or gateway (`portal'). One result of the new technology is that supply chain management is now possible on the Internet, allowing clients and companies to perform order/entry and distribution tasks faster and more efficiently. The major vendors of Enterprise Resource Planning (ERP) systems used to automate and manage all facets of a business have realized the potential of adapting applications dealing with inventory management, human resources, customer relations and core financials using EIP technology.

The `bottom line' regarding Internet technology today is that it is increasing exponentially and that the utilization of its many features and advantages has only started. The potential for exploiting these benefits has not yet been fully realized and put to use by the business world, and advances are taking place so rapidly that most corporate managers and business entrepreneurs are having difficulty in making the right technological decisions. The climate is appropriate for the entrance of companies like iNet to acquire and provide the direction and advice to companies seeking to become Internet oriented.

MARKETING ANALYSIS

iNet's business orientation fits into the rapidly expanding field known as alternative staffing. This field consists of companies large and small that provide temporary and often skilled personnel to client corporations and organizations to enable them to meet specific objectives such as completion of a project or to react to specific and often urgent needs. In the Information Technology (IT) industry, such projects or needs usually involve the development of software applications or products, installation of computer-based systems or filling the vacancy created by the loss of key technical or management personnel on a temporary basis. iNet has chosen to enter this marketplace and to provide its alternative staffing services to the Information Technology (IT) industry, namely those companies and organizations that are end-users of computer applications and systems in their day-to-day operations.

According to the generally accepted terminology of the IT industry, there are four main types of alternative staffing firms:

         CONTRACTING - These firms provide the most direct and common type of short-term staffing service. They subcontract or hire IT professionals on a contract basis for specified periods of time, usually one to six months, to satisfy the technical personnel needs of their clients. Once those needs have been met or the project is completed, the contract computer professional is released and is free to seek other contract opportunities in the marketplace. The relationship with the alternative staffing company and their clients is limited and temporary.

         PROFESSIONAL SERVICES - Like the Contracting companies, professional service firms also hire IT technicians and managers solely to staff projects or satisfy short-term needs of their clients, but in this case, the IT professional is not released at the end of the project. Instead he/she is quickly reassigned to another project, maintaining his/her association with the staffing company on a more or less continuing or `permanent' basis. In many instances, iNet's subsidiary, MindLoft, presently falls into this category.

         CONSULTING - Many large companies opt to outsource whole systems development projects to firms that can provide a team of IT professionals with the necessary skills and experience to complete the project successfully. The IT professionals themselves are full-time employees of the staffing firm and often are assigned to work on several projects with different clients at the same time. Like employees anywhere, they can develop their skills and advance their careers within the firm itself. Consulting firms include companies such as Andersen Consulting, KMPG PeatMarwick and EDS.

         PLACEMENT/DIRECT-HIRE - These companies fall into the category often referred to as `recruiters' or `head hunters,' and work closely with clients' human resources and MIS personnel to locate, pre-screen and present likely candidates for direct-hire by the client. Unlike the types of firms described above, they retain no consultants of employees and instead act as an adjunct to their clients' hiring process. iNet's subsidiary, TRI, presently falls into this category.

In 1997, there were more than 2,000 companies that provided these services, mainly to the 500 largest businesses and organizations in the United States. In the past two years, however, the number of such companies has increased greatly, so that in various high-tech areas such as Dallas, Texas, there are currently more than 350 alternative staffing firms.

Within the IT professional services marketplace there is further segmentation based on the relationships of the service-provider companies to specific software products or vendors. While some companies are opportunistic, catering to a variety of clients utilizing a variety of systems and platforms, others target end-users of specific products such as SAP, PeopleSoft or JD Edwards. They hire their consulting staff to provide the skills and experience to service these end-users and often form partnerships to varying degrees with the specific system vendor. From the beginning of its operations in 1997, iNet's subsidiaries, MindLoft and TRI, have focused on providing professional services to the JD Edwards marketplace and, more specifically, to those end-users utilizing JD Edwards' ERP systems.

MindLoft consulting services provide technical, functional or managerial expertise to client companies that either lack that expertise or that want to supplement their existing expertise. MindLoft currently provides such technical consulting expertise specifically to clients that use or are planning to implement applications developed and marketed by JD Edwards & Co. of Denver, Colorado.

MARKETING STRATEGY

In the Summer and Fall of 1999, two developments occurred: the Web site development and the management element in iNet were spun off as a separate corporation and iNet was formed as the holding company of the three formerly independent firms. As parent company, iNet will provide direction and creative ideas to the subsidiaries as to the most profitable use of Internet technological advances and at the same time act independently to acquire and merge together targeted businesses into consortiums or franchises.

The model for this is the MindLoft Consortium, which consists of startup or existing alternative staffing companies located in various parts of North America that offer IT consulting services to end-users of JD Edwards ERP systems. MindLoft assumes responsibility for funding and accounting functions of the consortium members and in return receives a portion of the profits earned from consulting operations. The member companies are free to conduct their business independently of iNet, but each has access to MindLoft's Web site and is able to take advantage of its marketing capabilities. In addition, consortium members are able to supplement or augment the skills and experience levels of the IT consultants on their staffs by drawing on the pool of consultants in the consortium as a whole. Thus, if a senior JD Edwards systems analyst is needed by a member firm to round out a team of personnel required for a project and there is no one available from the member's own staff, one can be drawn from another members cadre and the fee for his services goes to the latter company. The advantage of this arrangement is to make the member assembling the team appear to be a much larger and more resourceful company than it is in reality without the need to maintain a large salaried staff of consultants in order to meet every contingency. In this way MindLoft can compete successfully with much larger professional services firms with much lower overhead costs, and realize a greater profit margin. This example demonstrates how powerful and advantageous a Web linkage can be in addressing business challenges.

iNet intends to use this example as a model for the types of activities it desires to pursue with the only difference being that in some cases it may be more advantageous to acquire companies outright and to merge them directly or through a Web interface with each other. The key to determining which industry and companies to pursue is the degree to which the Internet can play a significant role in increasing their business opportunities and profits. iNet will be opportunistic in selecting its targets, and has chosen as executives and Board members, individuals with the technical knowledge and business experience necessary to make appropriate choices.

The Company enjoys an established track record of excellence with its customers. Expressions of satisfaction and encouragement are numerous and the Company intends to continue its advances and growth in the marketplace with more unique and effective products.

COMPETITION

iNet has positioned itself, through its subsidiaries, as a leading provider of IT consulting and staffing services to a specific segment of the IT marketplace, namely, to those companies, government agencies and organizations that are or will be end-users of ERP software products developed and distributed by JD Edwards. In this regard, there are only a few other companies in the US that have a similar business orientation. Competition with iNet, however, exists in another form, i.e., large consulting companies that service a wide range of ERP systems including JD Edwards software. These consist of Arthur Andersen Consulting, KPMG Peat Marwick and similar entities that provide consultants for Oracle, SAP and a variety of database management systems and programming languages and platforms, including UNIX and RPG. In many ways, these broadly based consulting companies have established the marketplace for iNet by setting consulting fees and practices at their current profitable level. By being able to match the levels of expertise provided by Arthur Andersen, et al., iNet can achieve profitable returns on its consulting services, while focusing its energies on a vertical segment of the marketplace that it understands and can service well. TRI is a recruiting and direct-hire placement company serving a specific niche market consisting of the end-users of ERP systems and applications. Initially, the Company has focused on end-users of JD Edwards systems, but will be expanding its recruiting efforts to address the needs of clients of the `big Five' ERP systems vendors. Competition for these clients' business comes from a variety of sources, ranging from the thousands of traditional temporary staffing (`Temp') firms across the US to computer based job boards accessed through the Web.

INTELLECTUAL PROPERTY

The Company regards its trademarks, trade secrets and similar intellectual property as valuable to its business, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, partners and others to protect its proprietary rights. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation or infringement of its intellectual property.

The Company has licensed in the past, and expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While the Company attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company. See "Risk Factors-Trademarks and Proprietary Rights."

EMPLOYEES

As of the date of this Memorandum, the Company employs three executive management and three staff members.

FACILITIES

The Company's business headquarters and training and design facilities are located at 326 Green Acres Road, Suite A, Fort Walton Beach, Florida 32547. iNet is housed in a 4,690 square foot facility complete with full office facilities, including a local area network (LAN) served by a 400 MHz Dual Pentium II Dell Power Edge 2300 NT server. These locations provide needed space for service and expansion to meet project demand over the next few months.

GOVERNMENT REGULATIONS

Because the Company is operating in a business arena known as alternative staffing and consulting little, if any, government regulation or oversight apply except as to those regulations which apply to businesses generally. Where applicable, the Company has complied with all registration requirements to operate in the State of Florida.

All licenses, permits and permissions have been secured.

The Company has obtained all required federal and state permits, licenses, and bonds to operate its business activities. There can be no assurance that the Company's operation and profitability will not be subject to more restrictive regulation and increased taxation by federal, state or local agencies. (See "Risks Factors Government Regulations and Legal Uncertainties")

The Company has obtained the following licenses, permits, and certifications:

Registered with the State of Florida as a C-Corporation. Registered with Okaloosa County, State of Florida, Member of Okaloosa County Florida Economic Development Council, Active Member of NACCB (National Association of Computer Consulting Businesses), Member of Dunn and Bradstreet, Member of "Quest" (JD Edwards "End User" Member Association).

LEGAL PROCEEDINGS

From time-to-time, the Company may be involved in litigation relating to claims arising out of its ordinary course of business. The Company is presently involved in no lawsuits nor are any contemplated. See "Risk Factors - Government Regulation and Legal Uncertainties."

                                  RISK FACTORS

In addition to the other information contained in this Prospectus, investors should consider carefully the following risk factors before making an investment decision concerning the Common Stock. All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company's products and trends in the net sales, gross margin and anticipated expense levels, as well as other statements including words such as "anticipate", "believe," "plan," "estimate," "expect," "seek" and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and the Company's actual results of operations may differ materially from those contained in the forward-looking statements.

An investment in the Common Stock offered hereby involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus, should be considered carefully before purchasing the Common Stock offered hereby.

LIMITED OPERATING HISTORY

The Company was incorporated in October, 1999, and accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties encountered frequently by companies in their early stage of online commerce. Such risks for the Company include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy and its expansion into new geographic markets, continue to develop and upgrade its technology, improve its web site, provide superior customer service and fulfillment, respond to competitive developments and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

ABSENCE OF MARKET

At the present time, there is no public market for the Company's Common Stock and subsequent to this offering there is no assurance that a market will develop. The Company has applied for listing on the Chicago Stock Exchange to commence after this offering.

NO DIVIDENDS ANTICIPATED

The Company does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. It is currently anticipated that earnings, if any, will be used to finance the development and expansion of the Company's business.

UNPREDICTABILITY OF FUTURE REVENUES; POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

As a result of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is unable to forecast accurately its revenues. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues and are to a large extent fixed. Sales and operating results generally depend upon the volume of, timing of and ability to respond to client requests, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures would have an immediate adverse effect on the Company's business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service, marketing or acquisition decisions that could have a material adverse effect on its business, prospects, financial condition and results of operations.

The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include (i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction, (ii) the Company's ability to maintain gross margins in its existing business and in future product lines and markets, (iii) the development, announcement or introduction of new sites, services and products by the Company and its competitors, (iv) price competition or higher wholesale prices in the industry, (v) the level of use of the internet, online services and computer software and increasing consumer acceptance of the internet, (vi) the Company's ability to upgrade and develop its systems and infrastructure,
(vii) the Company's ability to attract new personnel in a timely and effective manner, (viii) the level of traffic on the Company's web site, (ix) the Company's ability to manage effectively its development of new business segments and markets, (x) the Company's ability to successfully manage the integration of operations and technology of acquisitions or other business combinations, (xi) technical difficulties, system downtime or Internet brownouts, (xii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (xiii) the amount and timing of new software introductions to market during the period, (xiv) governmental regulation and taxation policies, (xv) disruptions in service by common carries due to strikes or otherwise, and (xvi) general economic conditions and economic conditions specific to the Internet and the computer software training industry.

The Company expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional business seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer.

Because of the foregoing factors, in one or more future quarters the Company's operating results may fall below the expectations of securities analysts or investors. In such event, the trading price of the Common Stock would likely be materially adversely affected.

COMPETITION

iNet has positioned itself, through its subsidiaries, as a provider of IT consulting and staffing services to a specific segment of the IT marketplace, namely, to those companies, government agencies and organizations that are or will be end-users of ERP software products developed and distributed by JD Edwards. In this regard, there are only a few other companies in the US that have a similar business orientation. Competititon with iNet, however, exists in another form, i.e., large consulting companies that service a wide range of ERP systems including JD Edwards software. These consist of Arthur Andersen Consulting, KPMG Peat Marwick and similar entities that provide consultants for Oracle, SAP and a vairety of database management systems and programming languages and platforms, including UNIX and RPG. In many ways these broadly based consulting companies have established the marketplace for iNet by setting consulting fees and practices at their current profitable level. By being able to match the levels of expertise provided by Arthur Andersen, et al., iNet can achieve profitable returns on its consulting services, while focusing its energies on a vertical segment of the marketplace that it understands and can service well. TRI is a recruiting and direct-hire placement company serving a specific niche market consisting of the end-users of ERP systems and applications. Initially, the Company has focused on end-users of JD Edwards systems, but will be expanding its recruiting efforts to address the needs of clients of the "big Five" ERP systems vendors. Competition for these clients' business comes from a variety of sources, ranging from the thousands of Temp firms across the U.S. to computer based job boards accessed through the Web.

SYSTEM DEVELOPMENT AND OPERATION RISKS

The Company's business is dependent on the efficient and uninterrupted operation of its computer and communications hardware systems. The systems and operations used by the Company are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquakes, hurricanes, and other similar events that are outside of the Company's control. Any system interruption, including any interruptions in the Company's web site would reduce the attractiveness of the Company's product and service offerings and could, therefore, materially adversely affect the Company. Substantially all of the computer and communications hardware related to the Company's business is located at the corporate offices of the Company. The Company anticipates continued growth in the use of its web site as spending for advertising increases and the upgrading of systems and infrastructure to accommodate such growth. Any inability or delay in appropriately upgrading its systems and infrastructure would have a material adverse effect on the Company.

MANAGEMENT OF POTENTIAL GROWTH

iNet has rapidly and significantly expanded its operations and anticipates that further expansion will be required to address potential growth in its customer base, to expand its product and service offerings and its international operations, and to pursue other market opportunities. Similarly, the company's employee base has expanded. The expansion of the company's operations and employee base has placed, and is expected to continue to place, a significant strain on the company's management, operational and financial resources. To manage the expected growth of its operations and personnel, the company will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, as well as to expand, train and manage its growing employee base. There can be no assurance that the company's current and planned personnel, systems, procedures and controls will be adequate to support the company's future operations; that management will be able to hire, train, retain, motivate and manage required personnel; or that company management will be able to successfully identify, manage and exploit existing and potential market opportunities. If the company is unable to manage growth effectively, such inability could have a material adverse effect on the company's business, prospects, financial condition and results of operations.

RISKS OF NEW BUSINESS AREAS

The Company over time intends to expand its operations by promoting new or complementary products or sales formats and by expanding the breadth and depth of its products or service offerings. Expansion of the Company's operations in this manner would require significant additional expenses and development, operations and editorial resources and would strain the Company's management, financial and operational resources. Furthermore, gross margins attributable to new business areas may be lower than those associated with the Company's existing business activities. There can be no assurance that the Company will be able to expand its operations in a cost-effective or timely manner. Furthermore, any new business launched by the Company that is not received favorably by consumers could damage the Company's reputation or the iNet Technology Group Incorporated brand. The lack of market acceptance of such efforts or the Company's inability to generate satisfactory revenues from such expanded services or products to offset their cost could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Gross margins attributable to new business areas may be lower than those associated with the Company's existing business activities.

RISKS OF BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

The Company may choose to expand its operations or market presence by entering into business combinations, investments, joint ventures or other strategic alliances with third parties. Any such transaction would be accompanied by risks commonly encountered in such transactions, which could include, among others, the difficulty of assimilating the operations, technology and personnel of the combined companies, the potential disruption of the Company's ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls and policies and the impairment of relationships with existing employees and customers. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments, joint ventures or other strategic alliances, or that such transactions would not have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE

To remain competitive, the company must continue to enhance and improve the responsiveness, functionality and features of its services to clients. The internet, and computer technology in general, are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new products and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the company's existing web site and services and proprietary technology and systems obsolete. The company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of a web site and other proprietary technology entails significant technical, financial and business risks. There can be no assurance that the company will successfully implement new technologies or adapt its web site, proprietary technology and computer training systems to customer requirement's or emerging industry standards. If the company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, such inability could have a material adverse effect on the company's business, prospects, financial condition and results of operation.

DEPENDENCE OF KEY PERSONNEL

The Company relies in large part on the skills and efforts of its officers and key employees, in particular, Malcolm R. Roy, to manage the company's operations. Mr. Roy is under an employment contract with the Company. The contract is perpetual and can be terminated upon Mr. Roy's death, resignation, cessation of the company's activities, or criminal conduct. The Company's success will depend, in part, on its ability to manage its anticipated growth and to enhance its operations and finances. The Company must maintain and expand its employee base. It recognizes that additional staff is required to properly support its marketing, sales, and research functions. Currently, the Company is composed of six individuals without taking into consideration the employees of the wholly owned subsidiaries. It is anticipated that 29 employees will be required to meet the demands of the Five-Year Business Plan.

DEPENDENCE ON INTERNET AND COMPUTER GROWTH

The Company's long term viability is substantially dependent upon the widespread consumer acceptance and use of the Internet as a medium of commerce. Use of the Internet as a means of effecting retail transactions as well as marketing is at an early stage of development, and demand and market acceptance for recently introduced services and products over the internet is very uncertain. The Company cannot predict the extent to which consumers will be willing to use the Company's clients.

The internet's viability as a commercial marketplace could be adversely affected by delays in the development of services or due to increased government regulation. Changes in, or insufficient availability of, telecommunications services to support the internet also could result in slower response times and aversely affect usage of the internet generally and the Company's clients in particular. If the use of the internet does not continue to grow or grows more slowly than expected, or if the infrastructure for the internet does not effectively support growth that may occur, the Company would be materially adversely affected.

TRADEMARKS AND PROPRIETARY RIGHTS; UNLICENCED ARRANGEMENTS AND MATERIALS; RISK OF CLAIMS RESULTING FROM LACK OF LICENSE RIGHTS

The Company regards its trademarks, trade secrets and similar intellectual property as valuable to its business, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees and others to protect its proprietary rights. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation or infringement of its proprietary property.

Moreover, the issues of alleged infringement of the trademarks and other intellectual property rights of third parties is an area that is in a state of flux as it relates to the Internet and the use by clients of Internet Service Providers of third parties intellectual property. Any such claims could result in substantial costs and diversion of resources, even if ultimately decided in favor of the Company, and could have a material adverse effect on the Company, particularly if judgments on such claims are adverse to the Company. If a claim is asserted alleging that the Company has infringed the proprietary rights of a third party, the Company may be required to seek licenses to continue to use such intellectual property. The failure to obtain the necessary licenses or other rights at a reasonable cost could have a material adverse effect on the Company.

RELIANCE ON CERTAIN THIRD PARTIES

The Company requires graphical, multi-media and financial presentations to enhance the attractiveness and marketability of its products and services. Although the Company does have the resources internally, it has established third-party supplier relationships and agreements with the following: Dell Computer Corporation (technical support), Cybertron (Internet service provider), Brandon Smith Computers (website host), Crosstalk Communications (telecommunications), Network Associates, Inc. (virus and priority support), Sprint (T1, ISDN, Phone support). If the Company were unable to maintain these third-party relationships and agreements, it would be materially adversely affected.

YEAR 2000 COMPLIANCE RISK

The Company uses computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administration functions. Computer programs have traditionally been written using two digits rather than four to define the applicable year. As a consequence, unless modified, computer systems will not be able to differentiate between the years 2000 and 1900. Failure to address this problem could result in system failures and the generation of erroneous data. The Company has reviewed its computer programs and systems to ensure that the programs and systems will function properly and be in compliance for the Year 2000. To the extent these software applications contain code that is unable to appropriately interpret upcoming calendar Year 2000, some level of modification of such source code or applications could be necessary. In addition, the Company cannot predict the effect of the Year 2000 problem on the entities with which the Company transacts business, and there can be no assurance that the effect of the Year 2000 problem on such entities will not have a material adverse effect on the Company's business, financial condition or results of operations.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

The Company is subject, both directly and indirectly, to various laws and regulations relating to its business, although there are few laws or regulations directly applicable to access to the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws and regulations may cover issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The enactment of any additional laws or regulations may impede the growth of the Internet which could, in turn, decrease the demand for the Company's products and services and increase the Company's costs of doing business, or otherwise have an adverse effect on the Company.

U.S. and foreign laws regulate certain uses of customer information and development and sale of mailing lists. The company believes that it is in material compliance with such laws, but new restrictions may arise in this area that could have an adverse effect on the Company.

In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. In addition, because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers have petititioned the FCC to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If any of these petitions are granted, or the relief sought therein is otherwise granted, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet. Any such new legislation or regulation or application or interruption of existing laws could have a material adverse effect on the Company's business, results of operations and financial condition.

                                   MANAGEMENT

As of the date of this Memorandum, the following sets forth information regarding the directors, executive officers and key management of the Company.

NAME                       AGE   POSITION WITH THE COMPANY
----                       ---   -------------------------
Malcolm R. Roy             49    Chairman of the Board, Chief Executive Officer,
                                 and President
Ted P. Scallan             48    Vice-President - Mergers and Acquisitions
Van Eggers                 59    Vice-President - Marketing and Stockholder
                                 Relations
Alex Brunner               55    Director
Roger Glenn Brown, Ph.D.   58    Director

MALCOLM R. ROY, CHAIRMAN OF THE BOARD, CEO AND PRESIDENT

Mr. Roy has been a Director, President and Chief Executive Officer of the Company since its inception. He has served as President and Director of the Company's main operating subsidiary, Mindloft Consulting, Inc. (formerly known as Technology Consultants, Inc.). Mr. Roy brings to iNet more than 15 years of experience in the computer and software development industries, during much of which he has served in management or senior executive positions. Starting as a Senior Account Manager for Basic Four/MAI Corporation, he joined the McDonnell Douglas Computer Systems Company and became, in succession, Manager of the Dallas branch, Director of Sales for the Western Region and National Director of ISO sales. In his position as National Director, he also had direct charge of the Corporation's national value added remarketer (VAR) and dealership sales operations.

In 1987, Mr. Roy started Omega Systems, a software development company with products geared for the automobile dealership and telemarketing industries. The company was acquired by Coral Companies in 1989, and he went on to provide management consulting to various real estate and manufacturing companies. In June 1995, Mr. Roy accepted a senior sales position with Storage Systems Computers, a company manufacturing and marketing data storage systems and disk arrays.

Mr. Roy served as President and CEO of Artesia Data Systems, a Dallas based software development company with a worldwide clientele consisting of major multinational oil and gas exploration and refining businesses, a position he occupied from October 1996 to March 1997. One of Artesia's products was a software package consisting of core financials and application modules developed by JD Edwards, for which Artesia had exclusive marketing rights. It was during this period that Mr. Roy became aware of what he believes to be the shortage of personnel having knowledge of and experience with JD Edwards systems and software, particularly those skilled in RPG programming, which is key to the operation of many current JD Edwards systems. Accordingly, on leaving Artesia, he founded MindLoft in order to address this perceived need in the marketplace.

Mr. Roy supervises the overall operations of iNet and directly assists in marketing its services to JD Edwards ERP end-users worldwide. He also has general supervision of the recruiting and retention programs for MindLoft's staff technical consultants.

TED P. SCALLAN, VICE PRESIDENT - MERGERS AND ACQUISITIONS

Mr. Scallan has been the Vice-President-Mergers and Acquisitions of the Company since its inception.

Mr. Scallan brings to iNet his extensive experience and successful record as a nationally recognized analyst, securities trader and money manager and as President and CEO of his own business consulting firm. During the past five years, Mr. Scallon has served as president (November 1994 to December 1995) of Liberty Resource Group, a company focusing on providing financial consulting services, including preparation of conventional loan as well as venture capital or investor proposals, and conducting due diligence and feasibility studies for mergers and acquisitions. In January 1996 he became President and Chief Executive Officer of Ten Gas Co, Inc. and Ten Gas Co. Pipeline Corporation where he directed day to day operations, negotiated lines of credit, prepared secondary stock issue underwriting and raised private placement funds. In January 1997, Mr. Scallon founded Liberty Financial Consultants, LLC to provide professional services relating to business management, strategic alliances and mergers/acquisitions and continues in the role of Principal/ Owner of the Company today. In addition, he served from January 1998 to December 1998 as an independent business consultant to Carr, Riggs & Ingram, LLP/Wealth Management Corporation to assist local business clientele with management, finance and sales/marketing operations.

Mr. Scallan will advise senior management in its acquisition growth planning and supervise the implementation of those plans.

VAN EGGERS, VICE PRESIDENT - MARKETING AND STOCKHOLDER RELATIONS

Mr. Eggers has been Vice President - Marketing and Stockholder Relations of the Company since its inception. Mr. Eggers' role is to establish close ties to Internet technology producers and end-user associations in order to promote awareness of iNet's services and those of its subsidiaries. He will also assist in the acquisition process and supervise the preparation of documents required by various governmental oversight agencies and reports to the Company stockholders.

Following completion of graduate level studies at the University of California, he undertook a total of 20 years of University teaching, field research and environmental studies before deciding in 1986 to pursue a career in the computer industry. In 1987, as one of the first employees of Omega Systems, a start-up software development company in Dallas, Texas, he rose to the position of Vice-President, Operations and Marketing responsible for client site installations and the development and production of company marketing materials. When the firm was purchased by Coral Companies in 1989, a Denver based Catalogue software development company, he assumed the position of Director of Marketing in charge of establishing relationships with computer system VARs and producing trade shows and marketing campaigns. In July 1990, he joined Electronic Information Systems as Senior Customer Engineer and Director of Customer Support for its growing operations in the development of the predictive dialer industry. From January, 1995, to December, 1996, he served as an independent consultant to TriOgen, Incorporated, where he conducted marketing campaigns and developed sales literature for the Company's non-chemically based air purification systems. From January, 1997, to July, 1997, he was a consultant to Field Marketing Incorporated. Most recently, in August, 1997, he joined with two partners to form a professional services/alternative staffing company, RE/source Professionals, Inc., in Dallas, Texas, and for the past two years has served as its Director of Operations. In that period, he developed all of the marketing and contract materials, established a clientele that includes several Fortune 500 companies.

ALEX BRUNNER, MEMBER, BOARD OF DIRECTORS

Mr. Brunner has been a Director of the Company since its inception. For the past 25 years, Mr. Brunner has been a pioneer in the field of information and image management with the development and implementation of significant technological advances that today are industry standards. In 1976, he invented the VISCO microprocessor-driven rollfilm controller that permitted the automatic location and retrieval of images on microfilm. This innovation enabled Computer Aided Retrieval ("CAR") systems to become practical and reliable information management tools and was responsible for the development of a new industry. In 1980, Mr. Brunner founded STS Data Systems ("STS"), one of the earliest service bureaus to use highly sophisticated technology to convert paper-based documents to electronic images. Following the acquisition of STS by IBM of Canada, he formed Visual Support Corporation (a.k.a. Blue Water Systems) in March, 1990, to handle the conversion of engineering drawings and aperture cards to digital formats using hybrid CAR systems. He served as president of Visual until 1998. In 1998 he developed ScreenScan, a device that reads projected rollfilm images and converts them to electronic images at a fraction of the cost of current workstation-based technology. He established ScreenScan Systems in January 1994 to develop and market the product and served as its President until April 1996. In 1997 Mr. Brunner founded Image Vision Corporation to manufacture and market innovative imaging systems for data archiving and retrieval and presently serves as its Vice president and Chief Operating Officer.

Mr. Brunner founded and presided over the Michigan Chapter of the National Micrographics Association, is a lifetime member of the Association for Information and Image Management (AIIM), is a recognized and sought after public speaker and has written numerous articles for prestigious industry publications. In 1996, he was recognized for his major contributions and received the coveted Pioneer Award presented yearly by AIIM. As a member of the Board of Directors, Mr. Brunner's considerable entrepreneurial skills and business experience will be invaluable to iNet and the development of plans for future growth.

ROGER GLENN BROWN, PH.D., MEMBER, BOARD OF DIRECTORS

Dr. Brown has been a Director of the Company since its inception. Following graduation from the University of California with graduate degrees in History and Economics, he completed a decade of service during the Cold War in the United States Central Intelligence Agency, where he was Senior Intelligence Analyst for Technology Transfer. He then established The INSCAPE Companies in 1977 to fund start-up ventures in the fields of publishing, computer hardware and software and telecommunications and also served as consultant to several high-tech Fortune 500 companies. He continues to serve as President of INSCAPE.

In July, 1997, Dr. Brown established Logoscape, Inc. under the INSCAPE umbrella to research patent protection for business processes and software innovations. This venture was the offspring of a forward-looking conference, Learnscape 2002, that he sponsored in conjunction with several colleges and universities to explore the future of the Internet as a learning tool, ways to create knowledge, and the nature of intellectual capital. Attendees included many of the most innovative corporations, such as EDS, Silicon Graphics, Cray Research and Motorola as well as various consultants.

In January, 1999, Dr. Brown founded .COMDAQ Corporation, an early stage E-commerce venture with the goal of altering the current paradigm of capital formation and to create entirely new funding approaches to the emerging field of Intellectual Capital.

Dr. Brown is the author of numerous books and articles and has taught classes at several universities. He has held post-Doctoral Fellowships at some of the most prestigious `think tanks' and institutions, including The Rand Corporation, The Hoover Institute at Stanford University, The University of California, Berkeley and St. John's University Graduate School of Theology. Dr. Brown has served as a consultant on several international technology transfer projects both in the US and overseas.

EXECUTIVE AND DIRECTOR COMPENSATION, CONTRACTS

For the last completed fiscal year, Malcolm R. Roy, who serves as Chairman of the Board, Chief Executive Officer, and President received $157,500 in compensation. Mr. Roy is under an employment contract with the Company. The contract is continual and can be terminated upon Mr. Roy's death, resignation, cessation of the company's activities, or criminal conduct. The compensation packages for other key employees have not been finalized as of this date.

Directors are compensated at the rate of $1,000 per meeting attended in person, and $500 per meeting attended by telephone. In addition, any travel expenses incurred in attending such meetings are reimbursed to directors in attendance. Mr. Brunner and Dr. Brown have received an option to acquire 30,000 shares of the Company's common stock, 10,000 of which vest each year for the next three years. The options are exercisable for a period of three years from the date that they vest, and expire if not exercised. All outstanding director option are exercisable at the rate of $1.00 per share, which was deemed to be the fair market value upon the date of the grant.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of the Company's Common Stock, beneficially owned as of the date of this Registration Statement and as adjusted to reflect the sale of all Common Stock hereby offered by the Company by (i) owners of more than 10% of the Company's Common Stock; (ii) each director of the Company; and (iii) all executive officers and directors of the Company as a group.

                                        NUMBER OF SHARES          PERCENTAGE OF       NUMBER OF SHARES OF        PERCENTAGE OF
NAME AND                                OF COMMON STOCK             BENEFICIAL         OF COMMON STOCK             BENEFICIAL
ADDRESS OF                             BENEFICIALLY OWNED            OWNERSHIP           BENEFICIALLY              OWNERSHIP
BENEFICIAL OWNER                         BEFORE OFFERING         BEFORE OFFERING      OWNED AFTER OFFERING       AFTER OFFERING
----------------                       ------------------        ---------------      --------------------       --------------
Malcolm R. Roy                             4,300,000                    100%               4,300,000                  68.25%
4493 Ocean View Dr.
Destin, FL  32541

All Officers & Directors as a Group        4,300,000                    100%               4,300,000                  68.25%


                      Limitations of Liability of Directors

The Florida Business Corporation Act eliminates the personal liability of the Company's directors to the Company and its shareholders for monetary damages as a result of a breach of fiduciary duty with certain exceptions. Such a provision makes it more difficult to assert a claim and obtain damages from a director in the event of breach of his fiduciary duty.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $1 par value per share. The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation and the provisions of applicable law.

COMMON STOCK

There is 300,000,00 shares of Common Stock authorized by the Amount and Reserved Amount of Interest, with a par value of $.01 per share. Each share is entitled to one vote, and, subject to those preferences that may exist for preferred shares, such dividends that, form time to time, the Company may declare to be paid of out and is legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued pursuant to this Prospectus will be fully paid and nonassessable.

PREFERRED STOCK

There are 5,000,000 shares of Preferred Stock authorized to be issued by the Amount and Reserved Amount of Interest, with a par value of $1 per share. The Board of Directors has wide latitude in determining the rights and preferences of such series of stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. The Board of Directors has designed 125,000 shares of Preferred Stock to be issued as "Series A 11% Convertible Preferred Stock."

SERIES A 11% CONVERTIBLE PREFERRED STOCK

(I)      DIVIDENDS

The holders of shares of Series A 11% Convertible Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of eleven per cent (11%) per share per annum, and no more, payable in cash quarterly commencing on the first fiscal quarter after the Series A 11% Convertible Preferred Stock preferred shareholders shares are issued, and thereafter on the last day of March, June, September, and December of each year that any Series A 11% Convertible Preferred Stock shall be outstanding. Such dividends are prior and in preference to any declaration or payment of any distribution on the Common Stock of this corporation.

(II)     PREFERENCES ON LIQUIDATION

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of shares of the Class A 11% Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the corporation's common stock, an amount equal to Eight Dollars ($8.00) per share, plus all declared and unpaid dividends thereon to the date fixed for distribution. After setting apart or paying in full the preferential amounts due the holders of the Series A 11% Convertible Preferred Stock the remaining assets of the corporation available for distribution to stockholders, if any, shall be distributed exclusively to the holders of common stock, each such issued and outstanding share of common stock entitling the holder thereof to receive an equal proportion of said remaining assets. If upon liquidation, dissolution, or winding up of the corporation, the assets of the corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A 11% Convertible Preferred Stock the full amounts to which they respectively are entitled, then they shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. The merger or consolidation of the corporation into or with another corporation in which this corporation shall not survive and the shareholders of this corporation shall own less than 50% of the voting securities of the surviving corporation or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation.

(III)    VOTING RIGHTS

The shares of Series A 11% Convertible Preferred Stock shall have no voting rights with regard to the election of directors or as to other matters except those affecting the class. The Company may not take any of the following actions without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series A 11% Convertible Preferred Stock outstanding, voting separately as a class, (1) alter or change any of the powers, preferences, privileges, or rights of the Series A 11% Convertible Preferred Stock; or (2) amend the provisions of this paragraph; or (3) create any new class or series of shares having preferences prior to or being on a parity with the Series A 11% Convertible Preferred Stock as to dividends or assets.

(IV)     CONVERSION RIGHTS

Each share of Series A 11% Convertible Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of common stock of the corporation at any time within twelve months after the first date on which the Company's Common Stock becomes publicly traded. For purposes of this section, publicly traded shall mean the initiation of quotations or the publication or submission by a securities broker or dealer of a quotation in any quotation medium or interdealer quotation system.

The Conversion Ratio per share at which shares of common stock shall be initially issuable upon conversion of any shares of Series A 11% Convertible Preferred Stock shall be one for one, subject to adjustment in the event that the corporation shall at any time subdivide the outstanding shares of common stock, or shall issue a stock dividend on its outstanding common stock, then the Conversion Ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased, and in case the corporation shall at any time combine the outstanding shares of common stock, the Conversion Ratio in effect immediately prior to such combination shall be proportionately decreased.

       ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S POISON PILL PLAN, AMENDED CERTIFICATE OF INCORPORATION, THE EQUITY INCENTIVE
                              PLAN, AND FLORIDA LAW

On November 30, 1999, the Board of Directors (the "Board") of the Company declared a dividend of one purchase warrant (a "warrant") for every outstanding share of the Company's Common Stock, $.01 par value (the "Common Stock"). The Warrants will be distributed on January 31, 2000, to stockholders of record as of the close of business on that date (the "Dividend Record Date"). The terms of the Warrants are set forth in the Warrants Agreement dated as of November 30, 1999, (the "Warrants Agreement") between the Company and Florida Atlantic Stock Transfer, Inc., as Warrants Agent (the "Warrants Agent"). The Warrants Agreement provides for the issuance of one Warrant for every share of Common Stock issued and outstanding on the Dividend Record Date and for each share of Common Stock which is issued or sold after that date and prior to the "Distribution Date" (as defined below).

Each Warrant entitles the holder to purchase from the Company one share of Common Stock at a price of $.10 per share, subject to adjustment. The Warrants will expire on December 30, 2009 (the "Expiration Date"), or the earlier redemption of the Warrants, and are not exercisable until the Distribution Date.

No separate Warrants certificates will be issued at the present time. Until the Distribution Date (or earlier redemption or expiration of the Warrants), (i) the Warrants will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Dividend Record Date upon transfer or new issuance of the Company's Common Stock will contain a notation incorporating the Warrants Agreement by reference and (iii) the surrender for transfer of any of the Company's Common Stock certificates will also constitute the transfer of the Warrants associated with the Common Stock represented by such certificate.

The Warrants will separate from the Common Stock and Warrants certificates will be issued on the Distribution Date. Unless otherwise determined by a majority of the Board then in office, the Distribution Date will occur on the earlier of (i) the tenth business day following the later of the date of a public announcement that a person, including affiliates or associates of such person (an "Acquiring Person"), except as described below, has acquired or obtained the Warrant to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock or the date on which an executive officer of the Company has actual knowledge that an Acquiring Person became such (the "Stock Acquisition Date") or
(ii) the tenth business day following commencement of a tender offer or exchange offer that would result in any person together with its affiliates and associates owning 15% or more of the Company's outstanding Common Stock. In any event, the Board of Directors may delay the distribution of the certificates. After the Distribution Date, separate certificates evidencing the Warrants ("Warrant Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date and such separate Warrants Certificates alone will evidence the Warrants.

If, at any time after January 31, 2000, any person or group of affiliated or associated persons (other than the Company and its affiliates) shall become an Acquiring Person, each holder of a Warrant will have the Warrant to receive shares of the Company's Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value of one hundred times the exercise price of the Warrant. Also, in the event that after the Stock Acquisition Date the Company was acquired in a merger or other business combination, or more than 25% of its assets or earning power was sold, each holder of a Warrant would have the Warrant to exercise such Warrant and thereby receive common stock of the acquiring company with a market value of one hundred times the exercise price of the Warrant. Following the occurrence of any of the events described in this paragraph, any Warrants that are, or (under certain circumstances specified in the Warrants Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void.

The Board may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Warrants for shares of Common Stock at an exchange ratio of one share of Common Stock per Warrant, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after November 30, 1999 (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). The Board, however, may not effect an exchange at any time after any person (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan of the Company or any subsidiary of the Company or (iv) any entity holding Common Stock for or pursuant to the terms of any such plan), together with all affiliates of such person, becomes the beneficial owner of 50% or more of the Common Stock then outstanding. Immediately upon the action of the Board ordering the exchange of any Warrants and without any further action and without any notice, the Warrant to exercise such Warrants will terminate and the only Warrant thereafter of a holder of such Warrants will be to receive that number of shares of Common Stock equal to the number of such Warrants held by the holder multiplied by the Exchange Ratio.

The exercise price of the Warrants, and the number of shares of Common Stock or other securities or property issuable upon exercise of the Warrants are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain Warrants or warrants to subscribe for shares of the Common Stock or convertible securities at less than the current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding cash dividends paid out of the earnings or retained earnings of the Company and certain other distributions) or of subscription Warrants or Class A Warrants (other than those referred to above).

At any time prior to the earlier of the Distribution Date or the Close of Business on the Expiration Date, the Company, by a majority vote of the Board then in office, may redeem the Warrants at a redemption price of $.01 per Warrant (the "Redemption Price"), as described in the Warrants Agreement. Immediately upon the action of the Board electing to redeem the Warrants, the Warrant to exercise the Warrants will terminate and the only right of the holders of Warrants will be to receive the Redemption Price.

Until a Warrant is exercised, the holder thereof, as such, will have no Warrants as a stockholder of the Company, including, without limitation, the Warrant to vote or to receive dividends.

The Warrants Agreement may be amended by the Board at any time prior to the Distribution Date without the approval of the holders of the Warrants. From and after the Distribution Date, the Warrants Agreement may be amended by the Board without the approval of the holders of the Warrants in order to cure any ambiguity, to correct any defective or inconsistent provisions, to change any time period for redemption or any other time period under the Warrants Agreement or to make any other changes that do not adversely affect the interests of the holders of the Warrants (other than any Acquiring Person or its affiliates and associates, or their transferees).

The form of Warrants Agreement dated as of November 30, 1999, between the Company and Florida Atlantic Stock Transfer, Inc., as Warrants Agent, specifying the terms of the Warrants (including as exhibits the form of the Warrants Certificate and the Summary of Warrants) is attached hereto as an exhibit. The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrants Agreement, which is incorporated herein by reference.

The company's Board of Directors, without stockholder approval, has the authority under the company's Amended Certificate of Incorporation to issue, at the Board of Directors' discretion, series of preferred shares with such rights, limitations and preferences as may be determined at the time of issuance. Additionally, the company's Equity Incentive Plan allows for all options and awards in the company's equity to vest upon a "change of control" as defined by the plan.

The laws of the State of Florida, where the company's principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Florida Statutes 607.0901 to
607.0903 is an "affiliated transaction" statute which prevents certain hostile and coercive merger devices. An affiliated transaction is a significant transaction (e.g., merger, a sale of more than 5% of the assets, issuance of an additional 5% of stock, or dissolution) with a shareholder who owns more than 10% of the outstanding stock of a company. In addition to any approval required by law, the company charter, or by the interests given to either bondholders to stockholders by operation of an agreement, an affiliated transaction must also be approved by either a majority of the corporation's disinterested directors, or two thirds of the remaining disinterested shareholders. There are three exceptions to this rule. First, the affiliated transaction statute can be avoided if the minimum price paid to the shareholders is at least equal to the highest price paid by an interested shareholder in the past two years. Second, if the interested shareholder has owned more than 80% of the corporation's outstanding shares for at least five years before the affiliated transaction occurs, the statute does not apply. Third, the statute would not apply if the interested shareholder owned more than 90% of the outstanding shares when the affiliated transaction occurs. Additionally, a corporation may elect to opt out of the statute; the Company has not yet chosen this option.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock is Florida Atlantic Stock Transfer Inc.

NASDAQ SMALL CAP LISTING

The Company plans on applying for a listing on the NASDAQ system immediately upon completion of this offering. In the meantime, the Company has made an initial application for listing on the Chicago Exchange.

                                  LEGAL MATTERS

The legality of the Common Stock being offered hereby will be passed upon for the Company by Hackney & Miller, P.A., Admiralty Office Tower Two, 4400 PGA Boulevard, Suite 505, Palm Beach Gardens, FL 33410.

                                    INDEX TO
                              FINANCIAL STATEMENTS

Accountant's Report ..................................................... F-2
Assets .................................................................. F-3
Liabilities and Stockholder's Equity .................................... F-4
Statements of Income .................................................... F-5
Statements of Changes in Stockholder Equity ............................. F-6
Statement of Cash Flows ................................................. F-7
Undependent Auditors Report ............................................. F-8
Balance Sheets .......................................................... F-9
Statements of Income .................................................... F-11
Statements of Changes in Stockholder Equity ............................. F-12
Statements of Cash Flows ................................................ F-13
Notes to Financial Statements ........................................... F-14
                       iNet TECHNOLOGY GROUP INCORPORATED
                   (SUCCESSOR TO TECHNOLOGY CONSULTANTS, INC.)
                              FINANCIAL STATEMENTS
                           NOVEMBER 30, 1999 AND 1998

                               ACCOUNTANT'S REPORT

To the Board of Directors and Stockholders iNet Technology Group Incorporated
(Successor to Technology Consultants, Inc.)

We have compiled the accompanying balance sheets of iNet Technology Group Incorporated (successor to Technology Consultants, Inc.) as of November 30, 1999 and 1998 and the related statements of income, changes in stockholders' equity and cash flows for the five months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.

CARR, RIGGS & INGRAM, LLP
Certified Public Accountants

Destin, Florida
December 17, 1999
                       iNet TECHNOLOGY GROUP INCORPORATED
                   (SUCCESSOR TO TECHNOLOGY CONSULTANTS, INC.)
                                 BALANCE SHEETS
                           NOVEMBER 30, 1999 AND 1998

--------------------------------------------------------------------------------

                                                       1999              1998

ASSETS
Current Assets
   Cash in bank                                    $ 61,936           $ 9,674
   Restricted Cash                                   35,103                 -
   Certificate of deposit                           102,025                 -
   Fees receivable                                  413,327           175,527
                                                   --------------------------
        Total current assets                        612,391           185,201

Property and equipment
   Machinery and equipment                           30,846             8,536
   Furniture and fixtures                            10,752             3,056
   Vehicles                                          63,966             8,605
                                                   --------------------------
                                                    105,564            20,197
   Less accumulated depreciation                     25,358             7,806
                                                   --------------------------
Property and equipment-Net                           80,206            12,391

Other Assets
   Other Assets                                      52,405            20,120
   Software Development                              30,842                 -
   Public and Private Offering Costs                 34,495                 -
                                                   --------------------------
        Total other assets                          117,742            20,120

              TOTAL ASSETS                         $810,339          $217,712
                                                   ==========================

SEE ACCOUNTANT'S REPORT.

                       iNet TECHNOLOGY GROUP INCORPORATED
                  (SUCCESSOR TO TECHNOLOGY CONSULTANTS, INC.)
                           BALANCE SHEETS (CONTINUED)
                           NOVEMBER 30, 1999 AND 1998

                                                       1999              1998

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Short-term borrowings                           $279,528          $      -
   Current maturities of long-term debt               5,086                 -
   Accounts payable and accrued compensation        268,378            95,010
   Income taxes payable                              12,823             8,856
   Other current liabilities                            200            10,900
                                                   --------------------------
        Total current liabilities                   566,015           114,766

Long-term debt                                       79,480                 -

Stockholders' equity
   Common stock, Class A voting, .001
   par value; 300,000,000 shares authorized,
   4,300,000 shares issued and outstanding at
   November 30, 1999                                  4,300            51,000
   Additional paid in capital                       105,259                 -
   Retained Earnings                                 55,285            51,946
                                                   --------------------------
        Total Stockholders' equity                  164,844           102,946
                                                   --------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $810,339          $217,712
                                                   ==========================

SEE ACCOUNTANT'S REPORT.

                       iNet TECHNOLOGY GROUP INCORPORATED
                   (SUCCESSOR TO TECHNOLOGY CONSULTANTS, INC.)
                              STATEMENTS OF INCOME
                  FIVE MONTHS ENDED NOVEMBER 30, 1999 AND 1998

--------------------------------------------------------------------------------

                                                 1999              1998

Revenues                                     $981,913          $307,203
Cost of revenues                              593,316           157,793
                                             --------------------------
   Gross profit                               388,597           149,410

Expenses
   Salaries and benefits                       82,907            24,140
   Other selling, general and
     administrative expenses                  236,774            79,082
                                             --------------------------
      Total Expenses                          319,689           103,222
                                             --------------------------
Operating Income                               68,916            46,188

Other income (expenses)
   Interest income                              3,993                14
   Interest expense                            (2,251)                -
                                             --------------------------
     Total other income (expense)               1,742                14
                                             --------------------------
   Income before provision for income taxes    70,658            46,202

Provision for income taxes                     15,373             8,856
                                             --------------------------
Net income                                   $ 55,285          $ 37,346
                                             ==========================
Net income per common share                  $   0.01          $   0.01
                                             ==========================

SEE ACCOUNTANT'S REPORT.

                       iNet TECHNOLOGY GROUP INCORPORATED
                   (SUCCESSOR TO TECHNOLOGY CONSULTANTS, INC.)
                   STATEMENTS CHANGES IN STOCKHOLDERS' EQUITY
                  FIVE MONTHS ENDED NOVEMBER 30, 1999 AND 1998

--------------------------------------------------------------------------------

                                                                          ADDITIONAL
                                                        COMMON              PAID-IN       RETAINED
                                                         STOCK              CAPITAL       EARNINGS        TOTAL
TECHNOLOGY CONSULTANTS, INC.

Balance, June 30, 1998                               $    51,000         $         -     $   14,600     $    65,600

Net income for period                                          -                   -         37,346          37,346
                                                     --------------------------------------------------------------
Balance, November 30, 1999                           $    51,000         $         -     $   51,946     $   102,946
                                                     ==============================================================

iNet TECHNOLOGY GROUP INCORPORATED

Balance, June 30, 1999                               $         -         $         -     $        -     $         -

Issuance of 4,300,000 shares of common
  stock for outstanding voting stock of
  subsidiaries                                             4,300             105,259              -         109,559

Net income for period                                          -                   -         55,285          55,285
                                                     --------------------------------------------------------------
Balance, November 30, 1999                           $     4,300         $   105,259     $   55,285     $   164,844
                                                     ==============================================================

SEE ACCOUNTANT'S REPORT.

                       iNet TECHNOLOGY GROUP INCORPORATED
                   (SUCCESSOR TO TECHNOLOGY CONSULTANTS, INC.)
                            STATEMENTS OF CASH FLOWS
                  FIVE MONTHS ENDED NOVEMBER 30, 1999 AND 1998

--------------------------------------------------------------------------------

                                                             1999          1998

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                           $  55,285     $  37,346
   Adjustments to reconcile net income to
     Net cash provided by operating activities:
        Depreciation                                        7,813         1,040
        (Increase)/decrease in:
          Fees receivable                                (139,056)     (153,127)
          Other assets                                    (43,959)      (20,120)
        Increase/(decrease) in:
          Accounts payable and accrued compensation        28,106        84,933
          Income taxes payable                              3,733         8,060
          Other current liabilities                       (10,700)        4,183
                                                        -----------------------
   Net cash provided by operating activities              (98,778)      (37,685)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of certificate of deposit                    (102,025)            -
   Maturity of certificate of deposit                     100,000             -
   Purchase of property and equipment                     (42,602)       (4,532)
   Deposits to restricted cash                             (2,074)            -
                                                        -----------------------
   Net cash provided by investing activities              (46,701)       (4,532)

CASH FLOWS FROM FINANCING ACTIVITIES
   Payments on long-term debt                              (1,895)            -
   Purchase of subsidiary treasury stock                  (28,543)            -
   Public and private offering costs                      (34,495)            -
   Net short-term borrowings                              119,568             -
                                                        -----------------------
   Net cash provided by financing activities               54,635             -
                                                        -----------------------
Net decrease in cash                                      (90,844)      (42,217)

Cash, beginning of period                                 152,780        51,891
                                                        -----------------------
Cash, end of period                                       $61,936        $9,674
                                                        =======================

See accountant's report.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Technology Consultants, Inc

We have audited the accompanying balance sheets of Technology Consultants, Inc. as of June 30, 1999, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Consultants, Inc. as of June 30, 1999, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

CARR, RIGGS & INGRAM, LLP
Certified Public Accountants

Destin, Florida
December 1, 1999

                          TECHNOLOGY CONSULTANTS, INC.
                                 BALANCE SHEETS
                          JUNE 30, 1999, 1998 AND 1997

-------------------------------------------------------------------------------------------------
                                                        1999             1998               1997
-------------------------------------------------------------------------------------------------
ASSETS
Current Assets
   Cash in bank                                       $152,780         $ 51,891          $  1,262
   Restricted cash                                      33,029                -                 -
   Certificate of deposit                              100,000                -                 -
   Fees receivable                                     274,271           22,400                 -
                                                      -------------------------------------------
     Total current assets                              560,080           74,291             1,262

Property and equipment
   Machinery and equipment                              21,592            7,060             3,250
   Furniture and fixtures                                8,778                -                 -
   Vehicles                                             32,592            8,605                 -
                                                      -------------------------------------------
                                                        62,962           15,665             3,250

   Less accumulated depreciation                        17,545            6,766               464
                                                      -------------------------------------------
                                                        45,417            8,899             2,786

Other assets                                            39,288                -            14,641
                                                      -------------------------------------------
Total assets                                          $644,785         $ 83,190          $ 18,689
                                                      ===========================================

                            SEE ACCOMPANYING NOTES.

                          TECHNOLOGY CONSULTANTS, INC.
                           BALANCE SHEETS (CONTINUED)
                          JUNE 30, 1999, 1998 AND 1997

-------------------------------------------------------------------------------------------------
                                                        1999             1998               1997
-------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Short-term borrowings                              $159,960         $      -          $      -
   Current maturities of long-term debt                  4,894                -                 -
   Accounts payable                                     38,280           10,077             5,210
   Accrued compensation                                201,992                -                 -
   Income taxes payable                                  9,090              796             1,567
   Other current liabilities                            10,900            6,717                 -
                                                      -------------------------------------------
     Total current liabilities                         425,116           17,590             6,777

Long-term debt, less current maturities                  8,713                -                 -

Stockholders' equity
   Common stock, Class A voting, no par
    value; 10,000,000 shares authorized,
    6,593,407; 6,315,790; and 6,000,000
    shares issued and outstanding at June 30,
    1999, 1998 and 1997, respectively                   91,000           51,000             1,000
   Common stock, Class B non-voting, $5 par
    value; 2,000,000 shares authorized, 12,000
    shares issued and outstanding at June 30,
    1999                                                60,000                -                 -
   Preferred stock, Class A, non-voting, $5 par
    value; 8% cumulative; 1,000,000 shares
    authorized, none issued and outstanding                  -                -                 -
   Retained earnings                                    59,956           14,600            10,912
                                                      -------------------------------------------
   Total stockholders' equity                          210,956           65,600            11,912
                                                      -------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY                                             $644,785         $ 83,190          $ 18,689
                                                      ===========================================

                             SEE ACCOMPANYING NOTES.

                          TECHNOLOGY CONSULTANTS, INC.
                              STATEMENTS OF INCOME
                    YEARS ENDED JUNE 30, 1999, 1998 AND 1997

------------------------------------------------------------------------------------------
                                                 1999             1998               1997
------------------------------------------------------------------------------------------
Revenues                                     $1,677,733         $301,618          $ 33,000

Cost of revenues                                992,119          169,433                 -
                                             ---------------------------------------------
   Gross profit                                 685,614          132,185            33,000

Expenses
   Salaries and benefits                        333,032           51,488                 -
   Other selling, general and
    administrative expenses                     289,580           74,156            20,601
                                             ---------------------------------------------
       Total expenses                           622,612          125,644            20,601
                                             ---------------------------------------------
Operating income                                 63,002            6,541            12,399

Other income (expenses)
   Interest income                                1,651                -               405
   Interest expense                              (7,651)          (2,057)             (325)
                                             ----------------------------------------------
    Total other income (expense)                 (6,000)          (2,057)               80
                                             ---------------------------------------------
Income before provision for income taxes         57,002            4,484            12,479

Income tax expense                                9,846              796             1,567
                                             ---------------------------------------------
Net income                                   $   47,156         $  3,688          $ 10,912
                                             =============================================
Net income per common share                  $     0.01         $      -          $      -
                                             =============================================

                             SEE ACCOMPANYING NOTES.

                          TECHNOLOGY CONSULTANTS, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1999, 1998 AND 1997

------------------------------------------------------------------------------------------------------------------
                                          CLASS A          CLASS B           CLASS A      RETAINED
                                          COMMON           COMMON           PREFERRED     EARNINGS         TOTAL
------------------------------------------------------------------------------------------------------------------
Issuance of 6,000,000 shares
   of Class A common stock                 $ 1,000          $     -          $      -       $     -       $  1,000

Net income                                       -                -                 -        10,912         10,912
                                           -----------------------------------------------------------------------
Balance, June 30, 1997                       1,000                -                 -        10,912         11,912

Issuance of 315,790 shares
 of Class A common stock                    50,000                -                 -             -         50,000

Net income                                       -                -                 -         3,688          3,688
                                           -----------------------------------------------------------------------
Balance, June 30, 1998                      51,000                -                 -        14,600         65,600

Issuance of 277,617 shares
   of Class A common stock                  40,000                -                 -             -         40,000

Issuance of 12,000 shares of
   Class B common stock                          -           60,000                 -             -         60,000

Dividends paid on Class B
   common shares                                 -                -                 -        (1,800)        (1,800)

Net income                                       -                -                 -        47,156         47,156
                                           -----------------------------------------------------------------------
Balance, June 30, 1999                     $91,000          $60,000          $      -       $59,956       $210,956
                                           =======================================================================

                             SEE ACCOMPANYING NOTES.

                          TECHNOLOGY CONSULTANTS, INC.
                            STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1999, 1998 AND 1997

-------------------------------------------------------------------------------------------------
                                                        1999             1998               1997
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                        $  47,156         $  3,688          $ 10,912
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation                                     10,779            6,302               464
       Bad debt expense                                 12,566                -                 -
     (Increase) decrease in:
       Fees receivable                                (264,437)         (22,400)                -
       Other assets                                    (39,288)          14,641           (14,641)
     Increase (decrease) in:
       Accounts payable                                 28,203            4,867             5,210
       Accrued compensation                            201,992                -                 -
       Income taxes payable                              8,294             (771)            1,567
       Other current liabilities                         4,183            6,717                 -
                                                     --------------------------------------------
   NET CASH PROVIDED BY OPERATING
     ACTIVITIES                                          9,448           13,044             3,512

CASH FLOWS FROM (USED IN) INVESTING
 ACTIVITIES
   Purchase of property and equipment                  (47,297)         (12,415)           (3,250)
   Purchase of certificate of deposit                 (100,000)               -                 -
   Deposits to restricted cash                         (33,029)               -                 -
                                                     --------------------------------------------
   NET CASH PROVIDED BY FINANCING
     ACTIVITIES                                       (180,326)         (12,415)           (3,250)

CASH FLOWS FROM (USED IN) FINANCING
 ACTIVITIES
   Borrowings on long-term debt                         15,500                -                 -
   Payments on long-term debt                           (1,893)               -                 -
   Net short-term borrowings                           159,960                -                 -
   Common stock issued                                 100,000           50,000             1,000
   Dividends paid                                       (1,800)               -                 -
                                                     --------------------------------------------
   NET CASH PROVIDED BY FINANCING
   ACTIVITIES                                          271,767           50,000             1,000
                                                     --------------------------------------------
NET INCREASE IN CASH                                   100,889           50,629             1,262

CASH, BEGINNING OF YEAR                                 51,891            1,262                 -
                                                     --------------------------------------------
CASH, END OF YEAR                                    $ 152,780         $ 51,891          $  1,262
                                                     ============================================

                             SEE ACCOMPANYING NOTES.

                          TECHNOLOGY CONSULTANTS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          JUNE 30, 1999, 1998 AND 1997

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Technology Consultants, Inc., (the "Company") was incorporated in December 1996 for the purpose of satisfying a worldwide need for skilled and experienced computer professionals with an extensive knowledge of J.D. Edwards software. Operations of the Company have centered around specializing in the placement of skilled computer professionals with end users as well as hiring qualified individuals to provide contracted services to the Company's clientele. The Company was based in Dallas, Texas until August 1, 1998 when operations were moved to Fort Walton Beach, Florida.

Effective October 25, 1999, the Company changed its name to Mindloft Consulting, Incorporated.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Additions, renewals and betterments are capitalized whereas costs for maintenance and repairs are charged to expense. Depreciation is provided using accelerated methods over the following estimated useful lives:

                                                         YEARS
                                                         -----
                  Machinery and equipment                  7
                  Furniture and fixtures                   7
                  Vehicles                                 5


CASH FLOWS

For purposes of the Statement of Cash Flows, the Company considers all instruments with original maturities of 90 days or less to be cash equivalents. Cash paid for interest totaled $7,651, $2,057 and $325 for the years ended June 30, 1999, 1998 and 1997, respectively. Cash paid for income taxes totaled $1,552 and $1,567 for the years ended June 30, 1999 and 1998, respectively.

Cash accounts are maintained at banks in the Fort Walton Beach, Florida area. At times, cash balances may be in excess of FDIC insurance limits.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. Deferred taxes represent future tax return consequences of these differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income tax amounts are not significant.

BUSINESS SEGMENTS

The Company operates primarily in the computer consulting and placement business and considers this its only business segment

REVENUES

Revenues are recognized on the accrual basis of accounting as services are performed. It is the Company's policy to guarantee individuals placed with customers for a period of time after placement. No significant refunds of fees earned have been incurred as a result of these guarantees.

ADVERTISING

Advertising costs are expensed as incurred. Advertising expenses for the years ended June 30, 1999 and 1998 were $22,434 and $1,751, respectively. There were no advertising expenses for the year ended June 30, 1997.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - LINE OF CREDIT

In May 1999, the Company obtained a $100,000 line of credit through a bank that matures on November 6, 1999. Borrowings under the agreement bear interest at 5.02% and are secured by the Company's $100,000 certificate of deposit that matures on the same date as the line of credit. This line of credit was unused at June 30, 1999.

NOTE 3 - FINANCING AGREEMENT

During 1999, the Company entered into a financing agreement with a local bank whereby the bank purchases approved accounts receivable of the Company. Receivables are purchased by the bank for 97.85% of the face value of the invoiced amounts. Additionally, the Company is required to maintain a cash reserve at the bank at an amount up to 10% of the outstanding receivable balance.

At June 30, 1999, this reserve balance was reflected as Restricted Cash in the accompanying Balance Sheet.

The bank has the option to require the Company to repurchase any receivable balances not collected within 90 days of the original date invoiced, however, no required repurchases have taken place under this agreement. Therefore, the Company reports all receivable balances on its Balance Sheet at their original invoiced amount as Accounts Receivable, and the amounts received from the bank under this arrangement as Short-Term Borrowings. Total amounts borrowed under this agreement at June 30, 1999 were $159,960.

NOTE 4 - LONG TERM DEBT

Long term debt at June 30 consisted of the following:

----------------------------------------------------------------------------------------------------------
                                                                         1999            1998         1997
----------------------------------------------------------------------------------------------------------
Note payable to bank, interest at prime plus 1.5% (9.25%
at June 30, 1999), due $496 monthly including interest
through January, 2002; secured by a vehicle with an original
cost of $23,988                                                         $ 13,607             -           -

Less current maturities                                                    4,894             -           -
                                                                        ----------------------------------
                                                                        $  8,713             -           -
                                                                        ==================================

Maturities of long term debt for years subsequent to June 30, 1999 are as follows:

                           June 30, 2000               $  4,894
                           June 30, 2001                  5,367
                           June 30, 2002                  3,346


NOTE 5 - COMMON STOCK

The Company has the authority to issue three classes of shares, Class A Voting Common, Class B Non-Voting Common, and Class A Preferred. Class B Non-Voting Common and Class A Preferred shares are redeemable by the Company at par value. Additionally, holders of these two classes of stock have the right to convert their shares to Class A Voting Common shares on a 1 to 1 ratio at any time upon written notice to the Company. The Class A Preferred shares are non-voting.

The Company's Class A Voting Common shareholders are parties to a Stockholders Agreement which among other things, requires a shareholder desiring to sell his or her shares to offer them to the other shareholders, or the Company before selling to an outside party. The Agreement also requires shareholders who are employed by the Company to offer their shares, upon termination of employment, to the other shareholders, or the Company at a price based on the net equity of the Company, or at a price based on a multiple of annualized current earnings, whichever is greater.

NOTE 6 - INCOME TAXES

Income tax expense consists of the following:

--------------------------------------------------------------------------------
                                              1999         1998           1997
--------------------------------------------------------------------------------
Current tax payable:
  Federal                                   $ 7,246       $  796        $ 1,567
  State                                       2,600            -              -
                                            -----------------------------------
                                              9,846          796          1,567
Deferred                                          -            -             -
                                            -----------------------------------
Total income tax expense                    $ 9,846       $  796        $ 1,567
                                            ===================================

The following is a reconciliation of income tax expense to the amount of income taxes that would result by applying the statutory federal income tax rate to income before income taxes:

--------------------------------------------------------------------------------
                                              1999         1998           1997
--------------------------------------------------------------------------------

Tax expense at statutory rate              $ 19,381      $ 1,525        $ 1,872
State income taxes                            2,600            -              -
Effect of lower tax brackets and other      (12,135)        (729)          (305)
                                           ------------------------------------
Income tax expense                         $  9,846      $   796        $ 1,567
                                           ====================================

Deferred income tax amounts were not significant at June 30, 1999, 1998 and 1997.

NOTE 7 - EMPLOYEE BENEFIT PLAN

The Company sponsors a defined contribution, 401(k) profit sharing plan that became active on December 1, 1998. The plan is open to all employees over age
21. Participants may defer up to 12% of eligible compensation and the Company will match 50% of the employee's deferral up to 6%. The Company may also make discretionary contributions to the plan. Participants become fully vested in Company matching contributions after six years of credited service. Company contributions to the plan totaled $5,419 for the year ended June 30, 1999.

NOTE 8 - COMMITMENTS

The Company leases office equipment under various operating lease agreements that have initial or remaining non-cancelable terms in excess of one year. Future minimum rental payments required under these agreements are as follows:

                  Year ended

                  June 30, 2000                            $22,447
                  June 30, 2001                             22,447
                  June 30, 2002                             11,321

Total rent expense for the year ended June 30, 1999 was $40,687. Rent expense for the years ended June 30, 1998 and 1997 was not significant.

NOTE 9 - CONCENTRATIONS

The Company's services through June 30, 1999 have centered around customers and clientele who use J.D. Edwards based systems and products. Those services include the placement of individuals, and the employment of individuals with specialized skills in the J.D. Edwards arena. Subsequent to June 30, 1999, the Company entered into the planning phases to expand its business outside the J.D. Edwards-based market.

At June 30, 1999 sales to individual customers that were 10% or more of total revenues consisted of two customers with individual sales of $714,850 and $320,939, respectively. At June 30, 1998 sales to individual customers that were 10% or more of total revenues consisted of one customer with sales of $184,494. At June 30, 1997 sales to individual customers that were 10% or more of total revenues consisted of two customers with individual sales of $27,000 and $6,000, respectively.

NOTE 10 - SUBSEQUENT EVENTS

In July 1999, the Company repurchased 593,407 shares of its Class A common stock from a minority shareholder for a total consideration of $95,144. Of the total consideration, 30% was paid in cash in August 1999, and the remainder will be paid in equal annual installments, without interest, in July 2000, 2001 and 2002.

In October 1999, the Company changed its name to Mindloft Consulting, Incorporated. Following the name change, the remaining holder of Class A common shares exchanged 100% of those shares for 100% of the outstanding shares of iNet Technology Corporation.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


20,000,000

                      iNet TECHNOLOGIES GROUP INCORPORATED

                                  COMMON STOCK

                                   PROSPECTUS

                                January ___, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Florida Statute Section 607.0850 provides that a corporation may indemnify directors and officers, as well as other employees and agents, along with a director, officer, employee or agent against of another corporation, partnership, joint venture, trust, or other enterprise, against expenses incurred in legal proceedings connected with their service to the corporation, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, had no reasonable cause to believe his or her conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Index of Exhibits

3.1      Articles of Incorporation
3.2      Bylaws
4.1      Specimen Stock Certificate
4.2      Form of Warrant Agreement
5.0      Legal Opinion
10.1     Investment Advisory Agreement with Crown Capital Advisors, Inc.
10.2     Employment Agreement with Malcolm R. Roy
23.1 Consent of Carr, Riggs & Ingram, LLP, independent certified public accountants
23.2     Consent of Hackney Miller, P.A. (included in Exhibit 5.0)

ITEM 22.  UNDERTAKINGS

         The undersigned registrant hereby undertakes as follows:

         (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) Every prospectus that (i) is filled pursuant to paragraph (1) immediately preceding or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of any amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant will deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirement of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, will deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The registrant will respond to requests for information that is incorporated by reference into the prospectus pursuant to Item of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) The registrant will supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to the registration statement would itself qualify for an exemption under Section 5 of the Securities Act of 1933, absent the existence of other similar (prior or subsequent) transactions.

         (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (8) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement or any material change to such information in the registration statement.

         (9) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (10) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this registration statement to be signed by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on December 29, 1999.

                                            iNet Technology Group, Incorporated

                                            By: /s/MALCOLM ROY
                                                --------------------------------
                                                   Malcolm Roy, President

                                POWER OF ATTORNEY

The undersigned constitute and appoint Malcolm Roy their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-4 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                  Title                     Date

/s/ALEX BRUNNER            Director                  January 12, 2000
---------------------
Alex Brunner

/S/ROGER GLENN BROWN       Director                  January 12, 2000
---------------------
Roger Glenn Brown

                                 Exhibit Index

Exhibit No. Exhibit Description

    3.1     Articles of Incorporation
    3.2     Bylaws
    4.1     Specimen Stock Certificate
    4.2     Form of Warrant Agreement
    5.0     Legal Opinion
   10.1     Investment Advisory Agreement with Crown Capital Advisors, Inc.
   10.2     Employment Agreement with Malcolm R. Roy
   23.1 Consent of Carr, Riggs & Ingram, LLP, independent certified public accountants